Exhibit 99.1

FOR IMMEDIATE RELEASE

January 20, 2009

Contact:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Reports Fourth Quarter 2008 Results

LAFAYETTE, LOUISIANA — IBERIABANK Corporation (NASDAQ: IBKC), the holding company of the 121-year-old IBERIABANK (www.iberiabank.com) and Pulaski Bank and Trust Company (www.pulaskibank.com), announced income available to common shareholders of $7.9 million for the quarter ended December 31, 2008, down 21% compared to the same period in 2007 and down 9% compared to the third quarter of 2008 (“linked quarter basis”). In the fourth quarter of 2008, the Company reported fully diluted earnings per share (“EPS”) of $0.58, down 26% compared to $0.79 in the same quarter of 2007, and down 14% on a linked quarter basis. The fourth quarter 2008 results included a negative impact of approximately $0.17 per share on an after-tax basis, associated with an apparent significant fraud with a client in Arkansas as described below. Exclusive of the impact of that nonrecurring event, the Company earned $0.75 in the fourth quarter of 2008. The consensus analyst EPS estimate for the fourth quarter of 2008 for the Company was $0.70 as reported by Bloomberg.

Highlights For The Quarter Ended December 31, 2008

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Recent Credit Fraud. Based on the facts that came to light in late December 2008 and into the first two weeks of 2009, the Company determined that certain loans to an Arkansas client that were believed to be secured by market securities and real estate were subject to fraud and that resources to repay a significant part of the credit relationship were now questionable. Up to that point in time, the client maintained a lengthy relationship of over 15 years with the Company and a predecessor organization. Due to the fact that the fraudulent activity occurred prior to year-end 2008, the Company charged-off $3.6 million in association with these credits in the fourth quarter. The Company believes this fraud was an isolated event and is not indicative of any broader loan portfolio concerns. The Company put its insurance company representative on notice that the Company will file a claim under the Company’s fidelity bond.

•

Asset Quality. Inclusive of the aforementioned event, net charge-offs equated to 0.28% of average loans for the full year of 2008. The Company believes this figure compares very favorably to peer results. Nonperforming Assets (“NPAs”) were $47 million at December 31, 2008, up $3 million, or 7% compared to September 30, 2008. The ratio of NPAs to total assets was 0.83% at December 31, 2008, compared to 0.81% at September 30, 2008. The Company recorded a loan loss provision of $6.2 million, up $4 million, or 191% on a linked quarter basis. The Pulaski residential builder loan portfolio declined $7 million, or 19%, to $28 million at December 31, 2008.

•

Capital Strength. The Company dramatically strengthened its capital position with the completion of two significant capital raises in December 2008. On December 5, 2008, the U.S. Department of the Treasury invested $90 million in preferred stock of the Company under the Capital Purchase Program (“CPP”) of TARP. On December 16, 2008, the Company issued and sold 2,875,000 shares of common stock in a public underwritten equity offering for net proceeds of approximately $109 million. At December 31, 2008, the Company reported a tier 1 leverage ratio of 11.27% and a total risk based capital ratio of 15.69%. The Company believes it is currently positioned to weather the national economic malaise. The Company has significant flexibility to expand both through organic growth and acquisitions. By the sequencing of the capital raising activities, the Company has reduced 50% of the warrants issued in the CPP TARP and has the ability, though not necessarily the intent, to redeem the CPP TARP funds. The Company believes it is currently the only financial institution in the country that can state that claim.

•

Liquidity and Funding. The investment portfolio totaled $889 million with an unrealized gain of approximately $20 million at December 31, 2008, compared to an unrealized loss of $173,000 at September 30, 2008. The Company also maintains a significant excess cash position as a result of capital raises in late 2008, a successful deposit campaign earlier in 2008, and the acquisition of ANB Financial in May 2008. The Company has no brokered deposits and has a strong core funding base.

•

Loan and Deposit Growth. Average loans increased $64 million, or 2%, on a linked quarter basis, and $115 million, or 3%, on a period-end basis, compared to September 30, 2008. Average deposits decreased $17 million, or less than 1%, on a linked quarter basis, and were up $61 million, or 2% on a period-end basis.

•	Net Interest Margin. The tax equivalent net interest margin (“margin”) improved 16 basis points on a linked quarter basis, to 3.17%.

•

Market Strength. The Company believes it operates in many local markets with favorable economic conditions, growth prospects, and limited housing price risk. The Company’s common stock price ended 2008 up nearly 3% compared to year-end 2007, in contrast to the S&P Bank Index which was down 50% and the second worst stock market correction in the last 183 years.

Balance Sheet And Yields

Since September 30, 2008, total assets grew $232 million, or 4%, to $5.6 billion at December 31, 2008. During this period, total shareholders’ equity increased $216 million, or 42%, to $734 million at December 31, 2008.

The investment portfolio decreased $10 million, or 1%, to $889 million at December 31, 2008 compared to September 30, 2008. The investment portfolio equated to 16% of total assets at December 31, 2008, compared to 17% at September 30, 2008 and 18% at June 30, 2008. At December 31, 2008, the portfolio had a modified duration of 2.5 years, compared to 3.2 years at September 30, 2008. Based on current projected speeds and other assumptions, the portfolio is expected to generate approximately $459 million in cash flows, or about half of the portfolio, over the next two years. The average yield on investment securities increased eight basis points on a linked quarter basis, to 5.07% in the fourth quarter of 2008. The Company holds in its investment portfolio primarily agency and municipal securities. The Company holds no equity securities (including Freddie Mac and Fannie Mae preferred stock), corporate bonds, trust preferred securities, collateralized debt obligations (“CDOs”), collateralized loan obligations (“CLOs”), hedge fund investments, structured investment vehicles (“SIVs”), auction rate securities, or “level 3” assets in its investment portfolio.

Period-End Loan Volumes ($ in Millions)

Loans	IBERIABANK				Pulaski
	12/31/07	6/30/08	9/30/08	12/31/08	2/1/07	6/30/08	9/30/08	12/31/08	Since Acq.
Commercial	$1,515	$1,588	$1,650	$1,768	$447	$522	$537	$530	19%
Consumer	596	642	667	672	240	231	237	239	0%
Mortgage	511	493	473	461	67	65	65	74	10%

Total Loans	$2,622	$2,723	$2,790	$2,901	$754	$818	$839	$843	12%
Change		3%	2%	4%		5%	3%	0%

Average loans increased $64 million on a linked quarter basis and on a period-end basis total loans increased $115 million, or 3%, from September 30, 2008 to December 31, 2008. IBERIABANK experienced $111 million in loan growth, or 4%, including $118 million in commercial loans, $6 million in home equity loans/lines and $3 million in indirect automobile loans, which was partially offset by a $12 million decline in mortgage loans. Pulaski reported a $4 million increase in loans, or less than 1%, including $9 million in mortgage loans and $2 million in consumer loans, partially offset by a $7 million decrease in commercial loans.

The Pulaski builder construction portfolio continued to compress in the fourth quarter as homes were sold, loans were paid down, and credits were moved into OREO. The total volume of this portfolio declined from $87 million at the Pulaski acquisition in February 2007, to $35 million at September 30, 2008, and $28 million at December 31, 2008 (down 19% in the fourth quarter of 2008). At December 31, 2008, the portfolio contained 105 completed houses ($18 million), 4 houses less than 100% completed ($0.4 million), 135 lot loans ($5 million), and only two development loans ($4 million). The average funded amount is approximately $171,000 per loan (up 4%). At December 31, 2008, Pulaski’s builder construction portfolio accounted for 3.3% of Pulaski’s loan portfolio (4.1% on September 30, 2008) and only 0.7% of the Company’s consolidated total loan portfolio (down from 0.9% on September 30, 2008).

The Pulaski builder construction loan portfolio designated as noncurrent declined by $4 million, or 24% over this period. At December 31, 2008, the Company had 37% of Pulaski’s builder loans on nonaccrual status. The Company believes the combination of reserves and accrued impairments are adequate to account for the current risk associated with the Pulaski residential construction loan portfolio. The book value of residential lots held in the OREO portfolio at Pulaski at December 31, 2008 equated to 66% of appraised value. All of the properties were reappraised during 2008. The Company sold 34 houses out of Pulaski’s OREO portfolio during 2008. The book value of residential houses held in the Pulaski OREO portfolio at December 31, 2008 equated to approximately 86% of appraised value and all of these properties were reappraised during 2008.

At December 31, 2008, IBERIABANK had $168 million in construction and land development loans, equal to approximately 5.8% of its total loans. Approximately 71% of this portfolio is located in south Louisiana, approximately 77% is funded, and approximately 62% is comprised of completed houses (by dollar amount). At December 31, 2008, only 1.33% of this portfolio was categorized as nonperforming. The Company’s total construction and land development loan portfolio equated to $196 million and accounted for only 5.2% of total loans at December 31, 2008.

The Company’s commercial real estate (“CRE”) loan portfolio, excluding the Pulaski builder portfolio, is comprised of credits primarily in the Company’s banking markets. The average loan size in this portfolio is $545,000 and loans past due 30 days or more (including nonaccruing loans) equate to 1.32% of the CRE loans outstanding. Approximately 59% of the CRE portfolio was based in southern Louisiana, 17% in northern Louisiana, and 24% in Pulaski’s markets. At December 31, 2008, many of the local markets in southern Louisiana remained economically vibrant. Approximately 52% of the Company’s CRE portfolio (including construction-related credits) is owner-occupied and 48% non-owner occupied. Non-owner occupied CRE loans equated to 107% of total risk based capital at December 31, 2008.

At December 31, 2008, the Company’s consumer loan portfolio maintained favorable asset quality. Based on an evaluation of the consumer loan portfolio at year-end 2008, the average credit score of the portfolio was 716. Loans past due 30 days or more in this portfolio were 1.55% at December 31, 2008. Home equity loans totaled $361 million, with 0.93% past due 30 days or more (0.73% at September 30, 2008). Home equity lines of credit totaled $153 million, with 0.48% past due 30 days or more (0.55% at September 30, 2008). Approximately 65% of the Company’s total home equity portfolio is in Louisiana, 20% in Arkansas, and 10% in Oklahoma. Annualized net charge-offs in this portfolio were 0.21% of loans in the fourth quarter of 2008. The weighted average loan-to-value at origination for this portfolio over the last three years was 68%. Total consumer real estate loan production in the fourth quarter of 2008 was 535 loans (down 42% on a linked quarter basis) totaling $35 million (down 41% on a linked quarter basis), had an average credit score of 734, and an average loan-to-value of 68%.

The indirect automobile portfolio totaled $266 million at December 31, 2008, up 1% compared to September 30, 2008. This portfolio had 1.08% in loans past due 30 days or more (including nonaccruing loans) at December 31, 2008, up from 0.92% at September 30, 2008. Annualized net charge-offs equated to approximately 0.43% of average loans in the fourth quarter of 2008. Approximately 88% of the indirect automobile portfolio at year-end was in the Acadiana region of Louisiana, which currently experiences one of the lowest unemployment rates in the nation.

At December 31, 2008, approximately 64% of the Company’s loan portfolio had fixed interest rates. Eliminating fixed rate loans that mature within a one-year time frame reduces this percentage to 57%. Approximately 75% of the Company’s time deposit base reprices within the next 12 months. The Company has historically been slightly liability sensitive, according to interest rate risk modeling in prior years. The rapid decline in short-term interest rates has caused the Company’s interest rate risk position to become more asset sensitive over time. The Company’s interest rate risk modeling at December 31, 2008, indicated the Company is modestly asset sensitive over a 12-month time frame. A 100 basis point instantaneous and parallel upward shift in interest rates is estimated to increase net interest income over 12 months by approximately 5.3%. Similarly, a 100 basis point decrease in interest rates is expected to decrease net interest income by approximately 3.8%.

On a linked quarter basis, the yield on average total loans decreased 11 basis points, to 5.82%. On this basis, the yields on commercial, consumer, and mortgage loans each decreased 9 to 11 basis points during the fourth quarter of 2008.

Period-End Deposit Volumes ($ in Millions)

Deposits	IBERIABANK				Pulaski
	12/31/07	6/30/08	9/30/08	12/31/08	2/1/07	6/30/08	9/30/08	12/31/08	Since Acq.
Noninterest	$365	$395	$394	$465	$96	$124	$180	$156	62%
NOW Accounts	643	623	596	615	193	195	187	206	7%
Savings/MMkt	598	800	761	755	176	239	234	199	13%
Time Deposits	895	977	964	1,006	539	684	619	593	10%

Total Deposits	$2,501	$2,795	$2,715	$2,842	$1,005	$1,242	$1,220	$1,154	15%
Change		4%	-3%	5%		11%	-2%	-5%

Total average deposits decreased $17 million, or less than 1%, on a linked quarter basis, but increased $61 million, or 2%, between September 30, 2008 and December 31, 2008. On a period end basis, deposits at IBERIABANK increased $127 million, or 5%, while deposits at Pulaski decreased $66 million, or 5%.

On a linked quarter basis, average noninterest bearing deposits increased $41 million, or 8%, and interest bearing deposits decreased $57 million, or 2%. The rate on average interest bearing deposits in the fourth quarter of 2008 was 2.46%, a decrease of 31 basis points on a linked quarter basis. The rate on average interest bearing liabilities decreased 26 basis points during this period, due to a decline in the cost of interest bearing deposits and a 60 basis point decrease in the cost of short-term borrowings, partially offset by an eight basis point increase in long-term borrowing costs.

Quarterly Average Yields/Cost (Taxable Equivalent Basis)

	IBERIABANK					Pulaski Bank and Trust
	4Q07	1Q08	2Q08	3Q08	4Q08	4Q07	1Q08	2Q08	3Q08	4Q08
Earning Asset Yield	6.45%	6.11%	5.73%	5.66%	5.60%	6.84%	6.28%	5.56%	5.43%	5.37%
Cost Of Int-Bearing Liabs	3.52%	3.20%	2.93%	2.71%	2.43%	4.08%	3.81%	3.41%	3.26%	2.99%

Net Interest Spread	2.94%	2.91%	2.80%	2.96%	3.17%	2.76%	2.47%	2.15%	2.18%	2.37%

Net Interest Margin	3.43%	3.34%	3.22%	3.36%	3.56%	3.15%	2.86%	2.48%	2.62%	2.78%

As a result of trading anomalies in the swap market late in the fourth quarter of 2008, the Company believed the long-term swap market provided an opportunity to lock in low fixed rate funding costs. Late in the fourth quarter of 2008, the Company completed $70 million in notional amount of long-term swaps. Through the completion of these swaps, the Company was able to convert $70 million in trust preferred securities into fixed rate instruments for nearly the full duration of those securities. Based on these securities’ average pre-tax spread of 224 basis points over 3-month LIBOR and a weighted average swap rate of 2.74%, the Company effectively locked in a weighted average pre-tax fixed rate of 4.98% on these securities for a weighted average period of 26.5 years. The swaps were completed using delayed starts in late 2009 and early 2010 to take advantage of low LIBOR funding costs.

Operating Results

Tax-equivalent net interest income increased $2 million, or 6% on a linked quarter basis, driven by a 16 basis point improvement in the margin (average earning assets increased only $4 million on a linked quarter basis). On a linked quarter basis, the average earning asset yield declined 11 basis points as short-term assets continued to reprice downward due to Federal Reserve-induced interest rate cuts in 2008. The 31 basis point decline in interest bearing deposits outpaced the 11 basis point decline in earning asset yield improving the net interest spread by 15 basis points. Growth in average noninterest bearing deposits and equity of $41 million and $56 million, respectively, provided additional improvement in the margin, resulting in an aggregate 16 basis point improvement in the margin on a linked quarter basis.

Aggregate noninterest income declined $2 million, or 10%, on a linked quarter basis. The seasonal businesses were the primary drivers of the noninterest revenue declines. Title insurance income decreased $1.4 million, or 27%, brokerage income was down $0.2 million, or 17%, and gains on sale of mortgage loans declined $0.7 million, or 14%.

The Company’s mortgage origination business was tempered during the fourth quarter due to the traditional seasonal slowdown and general economic housing market concerns. The Company originated $183 million in mortgage loans during the fourth quarter of 2008, down 16% on a linked quarter basis. Loan refinancing accounted for approximately 29% of mortgage loan originations in the fourth quarter of 2008 compared to 18% in the third quarter of 2008. The Company sold $189 million in mortgage loans during this period, down 22% compared to the third quarter of 2008, while sales margins were considered favorable. Gains on sales of mortgage loans totaled $4.3 million in the fourth quarter of 2008, down 14% on a linked quarter basis. The mortgage pipeline, totaling $61 million at September 30, 2008, grew to $92 million at year-end 2008, and has since risen to approximately $157 million at January 16, 2009. In recent weeks, loan refinancing accounted for approximately 75% of mortgage activity.

Noninterest expense decreased $3.0 million, or 7%, on a linked quarter basis. Excluding the pre-tax ANB Financial merger-related expenses of $1.8 million and $0.4 million associated with the closure of the Prairieville, Louisiana branch office in the third quarter of 2008, noninterest expense decreased $0.8 million, or 2% on a linked quarter basis. Lower levels of mortgage commissions, share tax, and FF&E expense were the primary causes of the decline in expenses. In aggregate, the combined tangible efficiency ratio of the bank subsidiaries was approximately 52% in the fourth quarter of 2008.

Net income to common shareholders in the fourth quarter of 2008 totaled $7.9 million, down 9% on a linked quarter basis. Return on average assets (“ROA”) was 0.62% for the fourth quarter of 2008. Return on average common equity (“ROE”) was 5.80%, and return on average tangible common equity was 11.74%.

Asset Quality

The Company experienced continued strength in credit quality at the IBERIABANK franchise and improvement in the builder construction portfolio at the Pulaski franchise.

Summary Asset Quality Statistics

($thousands)	IBERIABANK				Pulaski				IBERIABANK Corp.
	1Q08	2Q08	3Q08	4Q08	1Q08	2Q08	3Q08	4Q08	1Q08	2Q08	3Q08	4Q08
Nonaccruals	$4,408	$6,295	$5,784	$6,487	$29,698	$24,534	$20,297	$21,337	$34,107	$30,829	$26,081	$27,825
OREO & Foreclosed	2,164	850	959	2,167	7,560	8,862	11,485	14,146	9,724	9,712	12,444	16,312
90+ Days Past Due	1,437	867	1,567	1,309	2,394	501	3,329	1,172	3,831	1,367	4,895	2,481

Nonperforming Assets	$8,009	$8,012	$8,309	$9,962	$39,652	$33,897	$35,111	$36,655	$47,662	$41,908	$43,420	$46,618

NPAs/Assets	0.22%	0.22%	0.22%	0.26%	2.73%	2.12%	2.23%	2.42%	0.93%	0.79%	0.81%	0.83%
NPAs/(Loans + OREO)	0.30%	0.29%	0.30%	0.34%	5.03%	4.10%	4.13%	4.28%	1.39%	1.18%	1.19%	1.24%
LLR/Loans	0.92%	0.92%	0.91%	0.92%	1.89%	1.81%	1.67%	1.68%	1.14%	1.12%	1.09%	1.09%
Net Charge-Offs/Loans	0.10%	0.04%	0.03%	0.11%	0.58%	0.35%	1.02%	1.93%	0.21%	0.11%	0.26%	0.53%

NPAs increased $3 million, or 7%, to $47 million at December 31, 2008, or 0.83% of total assets, compared to 0.81% at September 30, 2008. Pulaski accounted for 79% of the NPAs at December 31, 2008. Loans past due 30 days or more (including nonaccruing loans) represented 1.63% of total loans at December 31, 2008, up 39 basis points compared to 1.24% of total loans at September 30, 2008. The modest deterioration in past due ratios during the quarter ended December 31, 2008 was due primarily to a single credit that was 30 days past due at the end of the year.

Loans Past Due

Loans Past Due 30 Days Or More And Nonaccruing Loans As % Of Loans Outstanding

By Entity:	3/31/07	6/30/07	9/30/07	12/31/07	3/31/08	6/30/08	9/30/08	12/31/08
IBERIABANK
30+ days past due	0.50%	0.32%	0.29%	0.45%	0.42%	0.32%	0.28%	0.69%
Non-accrual	0.14%	0.11%	0.12%	0.14%	0.17%	0.23%	0.21%	0.22%

Total Past Due	0.64%	0.42%	0.41%	0.58%	0.59%	0.55%	0.49%	0.92%

Pulaski
30+ days past due	1.07%	1.54%	1.51%	1.08%	1.45%	1.06%	1.29%	1.57%
Non-accrual	1.63%	1.48%	1.53%	3.85%	3.54%	2.82%	2.42%	2.53%

Total Past Due	2.70%	3.02%	3.04%	4.93%	4.99%	3.88%	3.71%	4.10%

Consolidated
30+ days past due	0.64%	0.62%	0.62%	0.61%	0.68%	0.51%	0.52%	0.89%
Non-accrual	0.51%	0.45%	0.49%	1.05%	1.01%	0.87%	0.72%	0.74%

Total Past Due	1.15%	1.07%	1.10%	1.66%	1.69%	1.38%	1.24%	1.63%

At December 31, 2008, the allowance for loan losses was 1.09%, unchanged compared to September 30, 2008. Loan loss reserve coverage of nonperforming loans and nonperforming assets at December 31, 2008 were 1.3 and 0.9 times, respectively, similar to the ratios at September 30, 2008.

The Company reported net charge-offs of $4.9 million in the fourth quarter of 2008, up $2.6 million, or 109%, on a linked quarter basis. The ratio of net charge-offs to average loans was 0.53% in the fourth quarter of 2008, compared to 0.26% in the third quarter of 2008. The full year 2008 net charge of ratio was 0.28% of average loans. The Company recorded a $6.2 million loan loss provision in the fourth quarter of 2008, up $4 million, or 191% from the $2.1 million provision in the third quarter of 2008. Management considers the loan loss reserve adequate to absorb credit losses inherent in the loan portfolio.

Capital Position

The Company completed two significant capital raises in December 2008. On December 5, 2008, the U.S. Department of the Treasury invested $90 million, or 2.3% of total risk weighted assets at September 30, 2008, in the Company under the CPP of TARP. The Company had been approved to receive up to $115 million under the CPP. On December 16, 2008, the Company issued and sold shares of common stock for net proceeds of approximately $109 million in a public underwritten equity offering. The public offering was oversubscribed and the underwriters exercised the 15% over allotment of 375,000 shares for a total of 2,875,000 shares issued at a price of $40.00 per share.

The Company’s capital ratios improved dramatically with the capital raises. The equity-to-assets ratio was 13.15% at December 31, 2008, compared to 9.69% at September 30, 2008. At December 31, 2008, the Company reported a tangible equity ratio of 8.91%. At that time, the Company’s tier 1 leverage ratio was 11.27%, up 398 basis points compared to 7.29% at September 30, 2008. The Company’s total risk based capital ratio improved by 462 basis points, growing from 11.07% at September 30, 2008 to 15.69% at December 31, 2008.

Regulatory Capital Ratios

Capital Ratio	Well Capitalized	IBERIABANK	Pulaski Bank & Trust	IBERIABANK Corporation
Tier 1 Leverage	5.00%	7.58%	8.78%	11.27%
Tier 1 Risk Based	6.00%	9.11%	12.50%	14.07%
Total Risk Based	10.00%	10.81%	13.74%	15.69%

At December 31, 2008, book value was $40.53, up $0.57 per share, or 1%, compared to September 30, 2008. As a result of the common equity raise in December 2008, tangible book value per share improved $4.31, or 22%, over that period to $24.20.

On December 15, 2008, the Company declared a quarterly cash dividend of $0.34 per share. This dividend level equated to an annualized dividend rate of $1.36 per share and an indicated dividend yield of 3.67%, based on the closing stock price of the Company’s common stock on January 20, 2009 of $37.06 per share. Based on that closing stock price, the Company’s common stock traded at a price-to-earnings ratio of 12.5 times the current Bloomberg average consensus analyst estimate of $2.96 per fully diluted EPS for 2008. This price equated to 0.91 times December 31, 2008 book value per share of $40.53 and 1.53 times tangible book value per share of $24.20.

IBERIABANK Corporation

IBERIABANK Corporation is a multi-bank financial holding company with 150 combined offices, including 88 bank branch offices in Louisiana, Arkansas, and Tennessee, 26 title insurance offices in Arkansas and Louisiana, and mortgage representatives in 36 locations in eight states. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol “IBKC” and the Company’s market capitalization is approximately $589 million, based on the closing stock price on January 20, 2008.

The following nine investment firms currently provide equity research coverage on IBERIABANK Corporation:

•	B. Riley & Company

•	FIG Partners, LLC

•	Howe Barnes Hoefer & Arnett, Inc.

•	Keefe, Bruyette & Woods

•	Robert W. Baird & Company

•	Stephens, Inc.

•	Sterne, Agee & Leach

•	Stifel Nicolaus & Company

•	SunTrust Robinson-Humphrey

Conference Call

In association with this earnings release, the Company will host a live conference call to discuss the financial results for the quarter just completed. The telephone conference call will be held on Wednesday, January 21, 2009, beginning at 8:30 a.m. Central Time by dialing 1-800-230-1092. The confirmation code for the call is 978860. A replay of the call will be available until midnight Central Time on January 28, 2009 by dialing 1-800-475-6701. The confirmation code for the replay is 978860. The Company has prepared a PowerPoint presentation that supplements information contained in this press release. The PowerPoint presentation may be accessed on the Company’s web site, www.iberiabank.com, under “Investor Relations” and then “Presentations.”

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with GAAP. The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude the effects of the amortization of intangibles and include the tax benefit associated with revenue items that are tax-exempt. Since the presentation of these GAAP performance measures and their impact differ between companies, management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Forward Looking Statements

To the extent that statements in this press release relate to future plans, objectives, financial results or performance of IBERIABANK Corporation, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which are based on management’s current information, estimates and assumptions and the current economic environment, are generally identified by the use of the words “plan”, “believe”, “expect”, “intend”, “anticipate”, “estimate”, “project” or similar expressions. IBERIABANK Corporation’s actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties.

Actual results could differ materially because of factors such as the current level of market volatility and our ability to execute our growth strategy, risks relating to the integration of acquired companies that have previously been operated separately, credit risk of our customers, effects of the on-going correction in residential real estate prices and reduced levels of home sales, sufficiency of our allowance for loan losses, changes in interest rates, access to funding sources, reliance on the services of executive management, competition for loans, deposits and investment dollars, reputational risk and social factors, changes in government regulations and legislation, geographic concentration of our markets, rapid changes in the financial services industry, and hurricanes and other adverse weather events. These and other factors that may cause actual results to differ materially from these forward-looking statements are discussed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission, available at the SEC’s website, www.sec.gov, and the Company’s website, www.iberiabank.com. All information in this release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

IBERIABANK CORPORATION

FINANCIAL HIGHLIGHTS

	For The Quarter Ended December 31,			For The Quarter Ended September 30,
	2008	2007	% Change	2008	% Change
Income Data (in thousands):
Net Interest Income	$37,167	$33,292	12%	$35,178	6%
Net Interest Income (TE) (1)	38,417	34,497	11%	36,412	6%
Net Income	8,276	10,067	(18)%	8,755	(5)%
Income Available to Common Shareholders	7,928	10,067	(21)%	8,755	(9)%

Per Share Data:
Net Income - Basic	$0.60	$0.81	(26)%	$0.70	(14)%
Net Income - Diluted	0.58	0.79	(26)%	0.68	(14)%
Book Value Per Common Share	40.53	38.99	4%	39.96	1%
Tangible Book Value Per Common Share (2)	24.20	19.06	27%	19.89	22%
Cash Dividends	0.34	0.34	—	0.34	—

Number of Shares Outstanding:
Basic Shares (Average)	13,261,178	12,396,254	7%	12,570,765	5%
Diluted Shares (Average)	13,611,968	12,770,940	7%	12,928,368	5%
Book Value Shares (Period End) (3)	15,900,820	12,774,168	24%	12,977,196	23%

Key Ratios: (4)
Return on Average Assets	0.62%	0.83%		0.66%
Return on Average Common Equity	5.80%	8.13%		6.77%
Return on Average Tangible Common Equity (2)	11.74%	17.41%		14.31%
Net Interest Margin (TE) (1)	3.17%	3.18%		3.01%
Efficiency Ratio	70.5%	67.2%		75.5%
Tangible Efficiency Ratio (TE) (1) (2)	67.4%	64.4%		72.4%
Average Loans to Average Deposits	92.4%	96.2%		90.4%
Nonperforming Assets to Total Assets (5)	0.83%	0.98%		0.81%
Allowance for Loan Losses to Loans	1.09%	1.12%		1.09%
Net Charge-offs to Average Loans	0.53%	0.12%		0.26%
Average Equity to Average Total Assets	10.71%	10.17%		9.74%
Tier 1 Leverage Ratio	11.27%	7.42%		7.29%
Common Stock Dividend Payout Ratio	68.2%	43.1%		50.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.
(3)	Shares used for book value purposes exclude shares held in treasury at the end of the period.
(4)	All ratios are calculated on an annualized basis for the period indicated.
(5)	Nonperforming assets consist of nonaccruing loans, accruing loans 90 days or more past due and other real estate owned, including repossessed assets.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (End of Period)	December 31,			September 30,
	2008	2007	% Change	2008
ASSETS
Cash and Due From Banks	$159,716	$93,263	71.3%	$206,984
Interest-bearing Deposits in Banks	186,149	29,842	523.8%	40,529

Total Cash and Equivalents	345,865	123,105	181.0%	247,513
Investment Securities Available for Sale	828,743	745,383	11.2%	842,432
Investment Securities Held to Maturity	60,733	59,494	2.1%	56,713

Total Investment Securities	889,476	804,877	10.5%	899,145
Mortgage Loans Held for Sale	63,503	57,695	10.1%	61,419
Loans, Net of Unearned Income	3,744,402	3,430,039	9.2%	3,629,372
Allowance for Loan Losses	(40,872)	(38,285)	6.8%	(39,551)

Loans, net	3,703,530	3,391,754	9.2%	3,589,821
Premises and Equipment	131,404	122,452	7.3%	131,762
Goodwill and Other Intangibles	259,683	254,627	2.0%	260,369
Mortgage Servicing Rights	188	19	887.9%	72
Other Assets	189,577	162,429	16.7%	161,228

Total Assets	$5,583,226	$4,916,958	13.6%	$5,351,329

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$620,637	$468,001	32.6%	$573,836
Interest-bearing Deposits	3,375,179	3,016,827	11.9%	3,361,088

Total Deposits	3,995,816	3,484,828	14.7%	3,934,924
Short-term Borrowings	58,000	300,450	(80.7)%	126,000
Securities Sold Under Agreements to Repurchase	150,213	135,696	10.7%	119,973
Long-term Debt	568,479	457,624	24.2%	563,862
Other Liabilities	76,510	40,301	89.8%	88,040

Total Liabilities	4,849,018	4,418,899	9.7%	4,832,799
Total Shareholders’ Equity	734,208	498,059	47.4%	518,530

Total Liabilities and Shareholders’ Equity	$5,583,226	$4,916,958	13.6%	$5,351,329

INCOME STATEMENT	For The Three Months Ended December 31,			For The Twelve Months Ended December 31,
	2008	2007	% Change	2008	2007	% Change
Interest Income	$65,074	$69,981	(7.0)%	$263,827	$262,246	0.6%
Interest Expense	27,907	36,689	(23.9)%	126,183	138,727	(9.0)%

Net Interest Income	37,167	33,292	11.6%	137,644	123,519	11.4%
Provision for Loan Losses	6,206	3,602	72.3%	12,568	1,525	724.3%

Net Interest Income After Provision for Loan Losses	30,961	29,690	4.3%	125,076	121,994	2.5%
Service Charges	5,851	5,618	4.1%	23,025	19,964	15.3%
ATM / Debit Card Fee Income	1,804	1,424	26.6%	6,820	4,934	38.2%
BOLI Proceeds and Cash Surrender Value Income	679	755	(10.1)%	2,966	3,530	(16.0)%
Gain on Sale of Loans, net	4,292	4,271	0.5%	25,295	16,744	51.1%
Gain on Sale of Investments, net	525	300	74.7%	1,137	1,113	2.2%
Title Revenue	3,806	4,363	(12.8)%	19,003	17,293	9.9%
Broker Commissions	1,156	1,541	(25.0)%	5,528	5,487	0.8%
Other Noninterest Income	2,275	2,019	12.7%	8,158	7,529	8.4%

Total Noninterest Income	20,388	20,291	0.5%	91,932	76,594	20.0%
Salaries and Employee Benefits	22,362	19,851	12.6%	88,971	79,672	11.7%
Occupancy and Equipment	5,702	5,504	3.6%	23,294	20,035	16.3%
Amortization of Acquisition Intangibles	684	493	38.7%	2,408	2,198	9.5%
Other Noninterest Expense	11,804	10,186	15.9%	46,553	38,213	21.8%

Total Noninterest Expense	40,552	36,034	12.5%	161,226	140,118	15.1%
Income Before Income Taxes	10,797	13,947	(22.6)%	55,782	58,470	(4.6)%
Income Taxes	2,521	3,880	(35.0)%	15,870	17,160	(7.5)%

Net Income	$8,276	$10,067	(17.8)%	$39,912	$41,310	(3.4)%

Preferred Stock Dividends	(348)	—	100.0%	(348)	—	100.0%

Income Available to Common Shareholders	7,928	10,067	(21.3)%	39,564	41,310	(4.2)%

Earnings Per Share, diluted	$0.58	$0.79	(26.1)%	$3.04	$3.27	(7.1)%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands except per share data)

BALANCE SHEET (Average)	For The Quarter Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
ASSETS
Cash and Due From Banks	$77,896	$80,104	$84,252	$83,926	$74,595
Interest-bearing Deposits in Banks	106,618	155,620	147,111	118,606	30,641
Investment Securities	889,983	918,932	896,585	841,266	822,913
Mortgage Loans Held for Sale	44,841	62,443	73,610	57,441	55,429
Loans, Net of Unearned Income	3,662,020	3,597,935	3,487,918	3,393,264	3,345,799
Allowance for Loan Losses	(39,640)	(39,825)	(39,531)	(37,542)	(35,668)
Other Assets	583,147	508,770	569,602	537,949	539,416

Total Assets	$5,324,865	$5,283,979	$5,219,547	$4,994,910	$4,833,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Noninterest-bearing Deposits	$575,738	$535,210	$482,838	$444,284	$454,587
Interest-bearing Deposits	3,388,765	3,446,247	3,462,042	3,140,505	3,023,649

Total Deposits	3,964,503	3,981,457	3,944,880	3,584,789	3,478,236
Short-term Borrowings	32,367	52,279	15,160	222,659	282,660
Securities Sold Under Agreements to Repurchase	138,763	125,287	114,636	120,003	121,203
Long-term Debt	567,562	568,624	573,563	507,099	417,595
Other Liabilities	51,473	41,832	57,259	46,753	41,961

Total Liabilities	4,754,668	4,769,479	4,705,498	4,481,303	4,341,655
Total Shareholders’ Equity	570,197	514,500	514,049	513,607	491,470

Total Liabilities and Shareholders’ Equity	$5,324,865	$5,283,979	$5,219,547	$4,994,910	$4,833,125

INCOME STATEMENT	2008				2007
	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter
Interest Income	$65,074	$66,323	$65,120	$67,310	$69,981
Interest Expense	27,907	31,145	32,647	34,484	36,689

Net Interest Income	37,167	35,178	32,473	32,826	33,292
Provision for Loan Losses	6,206	2,131	1,537	2,695	3,602

Net Interest Income After Provision for Loan Losses	30,961	33,047	30,936	30,131	29,690
Total Noninterest Income	20,388	22,575	22,683	26,286	20,291
Total Noninterest Expense	40,552	43,595	40,282	36,796	36,034

Income Before Income Taxes	10,797	12,027	13,337	19,621	13,947
Income Taxes	2,521	3,272	3,811	6,266	3,880

Net Income	$8,276	$8,755	$9,526	$13,355	$10,067

Preferred Stock Dividends	(348)	—	—	—	—

Income Available to Common Shareholders	$7,928	$8,755	$9,526	$13,355	$10,067

Earnings Per Share, basic	$0.60	$0.70	$0.76	$1.08	$0.81

Earnings Per Share, diluted	$0.58	$0.68	$0.74	$1.05	$0.79

Book Value Per Share	$40.53	$39.96	$39.49	$39.76	$38.99

Return on Average Assets	0.62%	0.66%	0.73%	1.08%	0.83%
Return on Average Common Equity	5.80%	6.77%	7.45%	10.46%	8.13%
Return on Average Tangible Common Equity	11.74%	14.31%	15.70%	21.48%	17.41%

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

(dollars in thousands)

LOANS RECEIVABLE	December 31,			September 30,
	2008	2007	% Change	2008
Residential Mortgage Loans:
Residential 1-4 Family	$498,740	$515,912	(3.3)%	$490,732
Construction/ Owner Occupied	36,693	60,558	(39.4)%	46,555

Total Residential Mortgage Loans	535,433	576,470	(7.1)%	537,287
Commercial Loans:
Real Estate	1,522,965	1,369,882	11.2%	1,500,380
Business	775,625	634,495	22.2%	686,898

Total Commercial Loans	2,298,590	2,004,377	14.7%	2,187,278
Consumer Loans:
Indirect Automobile	265,722	240,860	10.3%	262,715
Home Equity	501,036	424,716	18.0%	493,917
Automobile	28,464	32,134	(11.4)%	29,738
Credit Card Loans	38,014	58,790	(35.3)%	35,845
Other	77,143	92,692	(16.8)%	82,592

Total Consumer Loans	910,379	849,192	7.2%	904,807

Total Loans Receivable	3,744,402	3,430,039	9.2%	3,629,372

Allowance for Loan Losses	(40,872)	(38,285)		(39,551)

Loans Receivable, Net	$3,703,530	$3,391,754		$3,589,821

ASSET QUALITY DATA	December 31,			September 30,
	2008	2007	% Change	2008
Nonaccrual Loans	$27,825	$36,107	(22.9)%	$26,081
Foreclosed Assets	$38	25	51.6%	61
Other Real Estate Owned	$16,274	9,388	73.3%	12,383
Accruing Loans More Than 90 Days Past Due	$2,481	2,655	(6.5)%	4,895

Total Nonperforming Assets	$46,618	$48,175	(3.2)%	$43,420

Nonperforming Assets to Total Assets	0.83%	0.98%	(14.8)%	0.81%
Nonperforming Assets to Total Loans and OREO	1.24%	1.40%	(11.5)%	1.19%
Allowance for Loan Losses to Nonperforming Loans (1)	134.9%	98.8%	36.5%	127.7%
Allowance for Loan Losses to Nonperforming Assets	87.7%	79.5%	10.3%	91.1%
Allowance for Loan Losses to Total Loans	1.09%	1.12%	(2.2)%	1.09%
Year to Date Charge-offs	$12,882	$4,706	173.7%	$7,336
Year to Date Recoveries	$(2,900)	$(2,799)	3.6%	$(2,239)

Year to Date Net Charge-offs	$9,982	$1,907	423.5%	$5,097

Quarter to Date Net Charge-offs	$4,885	$1,029	374.6%	$2,333

(1) Nonperforming loans consist of nonaccruing loans and accruing loans 90 days or more past due.
DEPOSITS	December 31,			September 30,
	2008	2007	% Change	2008
Noninterest-bearing Demand Accounts	$620,637	$468,001	32.6%	$573,836
NOW Accounts	821,649	828,099	(0.8)%	783,182
Savings and Money Market Accounts	954,408	766,429	24.5%	995,238
Certificates of Deposit	1,599,122	1,422,299	12.4%	1,582,668

Total Deposits	$3,995,816	$3,484,828	14.7%	$3,934,924

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Quarter Ended
	December 31, 2008		September 30, 2008		December 31, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$529,449	5.80%	$552,460	5.90%	$580,922	5.93%
Commercial Loans (TE) (1)	2,222,997	5.40%	2,152,958	5.51%	1,923,790	6.80%
Consumer and Other Loans	909,574	6.85%	892,517	6.94%	841,087	7.67%

Total Loans	3,662,020	5.82%	3,597,935	5.93%	3,345,799	6.87%
Mortgage Loans Held for Sale	44,841	5.77%	62,443	6.14%	55,429	7.60%
Investment Securities (TE) (1)(2)	886,132	5.07%	918,477	4.99%	817,632	5.29%
Other Earning Assets	185,657	0.87%	196,254	2.21%	69,715	5.63%

Total Earning Assets	4,778,650	5.49%	4,775,109	5.60%	4,288,575	6.56%
Allowance for Loan Losses	(39,640)		(39,825)		(35,668)
Nonearning Assets	585,855		548,695		580,218

Total Assets	$5,324,865		$5,283,979		$4,833,125

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$792,032	1.12%	$804,004	1.45%	$807,311	2.28%
Savings and Money Market Accounts	979,841	1.76%	1,015,812	2.13%	793,092	2.63%
Certificates of Deposit	1,616,892	3.54%	1,626,431	3.83%	1,423,246	4.72%

Total Interest-bearing Deposits	3,388,765	2.46%	3,446,247	2.77%	3,023,649	3.52%
Short-term Borrowings	171,130	1.10%	177,566	1.70%	403,863	4.18%
Long-term Debt	567,562	4.47%	568,624	4.39%	417,595	5.20%

Total Interest-bearing Liabilities	4,127,457	2.68%	4,192,437	2.94%	3,845,107	3.77%
Noninterest-bearing Demand Deposits	575,738		535,210		454,587
Noninterest-bearing Liabilities	51,473		41,832		41,961

Total Liabilities	4,754,668		4,769,479		4,341,655
Shareholders’ Equity	570,197		514,500		491,470

Total Liabilities and Shareholders’ Equity	$5,324,865		$5,283,979		$4,833,125

Net Interest Spread	$37,167	2.81%	$35,178	2.66%	$33,292	2.79%
Tax-equivalent Benefit	1,250	0.10%	1,234	0.10%	1,205	0.11%
Net Interest Income (TE) / Net Interest Margin (TE)(1)	$38,417	3.17%	$36,412	3.01%	$34,497	3.18%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Taxable Equivalent Basis

(dollars in thousands)

	For The Year Ended
	December 31, 2008		December 31, 2007
	Average Balance	Average Yield/Rate (%)	Average Balance	Average Yield/Rate (%)
ASSETS
Earning Assets:
Loans Receivable:
Mortgage Loans	$554,943	5.88%	$565,232	5.87%
Commercial Loans (TE) (1)	2,113,145	5.68%	1,760,012	6.88%
Consumer and Other Loans	867,715	7.12%	787,748	7.63%

Total Loans	3,535,803	6.07%	3,112,992	6.88%
Mortgage Loans Held for Sale	59,551	5.83%	71,180	6.24%
Investment Securities (TE) (1)(2)	876,380	5.08%	809,884	5.25%
Other Earning Assets	188,694	2.28%	68,357	5.89%

Total Earning Assets	4,660,428	5.72%	4,062,413	6.53%
Allowance for Loan Losses	(39,138)		(36,752)
Nonearning Assets	585,074		547,828

Total Assets	$5,206,364		$4,573,489

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing Liabilities:
Deposits:
NOW Accounts	$817,708	1.48%	$816,376	2.55%
Savings and Money Market Accounts	937,026	2.13%	764,275	2.73%
Certificates of Deposit	1,604,973	4.01%	1,344,446	4.66%

Total Interest-bearing Deposits	3,359,707	2.87%	2,925,097	3.57%
Short-term Borrowings	205,120	2.14%	357,743	4.39%
Long-term Debt	554,288	4.50%	349,898	5.21%

Total Interest-bearing Liabilities	4,119,115	3.05%	3,632,738	3.81%
Noninterest-bearing Demand Deposits	509,769		439,296
Noninterest-bearing Liabilities	49,314		35,666

Total Liabilities	4,678,198		4,107,700
Shareholders’ Equity	528,166		465,789

Total Liabilities and Shareholders’ Equity	$5,206,364		$4,573,489

Net Interest Spread	$137,644	2.67%	$123,519	2.73%
Tax-equivalent Benefit	4,902	0.10%	4,746	0.12%
Net Interest Income (TE) / Net Interest Margin (TE) (1)	$142,546	3.03%	$128,265	3.13%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Balances exclude unrealized gain or loss on securities available for sale and impact of trade date accounting.

IBERIABANK CORPORATION

RECONCILIATION TABLE

(dollars in thousands)

	For The Three Months Ended
	12/31/2008	9/30/2008	12/31/2007
Net Interest Income	$37,167	$35,178	$33,292
Effect of Tax Benefit on Interest Income	1,250	1,234	1,205

Net Interest Income (TE) (1)	38,417	36,412	34,497

Noninterest Income	20,388	22,575	20,291
Effect of Tax Benefit on Noninterest Income	365	419	406

Noninterest Income (TE) (1)	20,753	22,994	20,697

Total Revenues (TE) (1)	$59,170	$59,406	$55,194

Total Noninterest Expense	$40,552	$43,595	$36,034
Less Intangible Amortization Expense	(684)	(575)	(493)

Tangible Operating Expense (2)	$39,868	$43,020	$35,541

Return on Average Common Equity	5.80%	6.77%	8.13%
Effect of Intangibles (2)	5.94%	7.54%	9.28%

Return on Average Tangible Common Equity (2)	11.74%	14.31%	17.41%

Efficiency Ratio	70.5%	75.5%	67.2%
Effect of Tax Benefit Related to Tax Exempt Income	(1.9)%	(2.1)%	(2.0)%

Efficiency Ratio (TE) (1)	68.6%	73.4%	65.2%
Effect of Amortization of Intangibles	(1.2)%	(1.0)%	(0.8)%

Tangible Efficiency Ratio (TE) (1) (2)	67.4%	72.4%	64.4%

(1)	Fully taxable equivalent (TE) calculations include the tax benefit associated with related income sources that are tax-exempt using a marginal tax rate of 35%.
(2)	Tangible calculations eliminate the effect of goodwill and acquisition related intangible assets and the corresponding amortization expense on a tax-effected basis where applicable.